LEASE

This Lease agreement ("***Lease***") is made the 22nd day of March 2005 between **BEN PORTERFIELD**, (referred to herein as **"Lessor"**), whose address is P O. Box 112527, Anchorage, Alaska 99511-2527 and **ANGLOGOLD ASHANTI (USA) EXPLORATION INC. ("Lessee")**, a Delaware corporation qualified to do business in the State of Alaska and having its principal place of business at 7400 East Orchard Road, Suite 350, Greenwood Village, CO 80111.

Table of Contents

I. PURPOSE

The ***Purpose*** of this ***Lease*** is to afford **Lessee** the reasonable opportunity to enter onto certain State of Alaska mining claims ("***Claims***") located in the State of Alaska, all as more particularly identified on Exhibits A, to explore the same and, if warranted, to mine valuable minerals found thereon.

II. GRANT

Lessor, for and in consideration of the sum of Ten Dollars ($10.00), cash in hand paid, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the rights and obligations of the Parties created herein, does hereby grant, demise, and exclusively lease to the **Lessee**, its successors and assigns, all minerals on, in or under the surface of the land covered by the state mining claims listed in Exhibit A attached hereto and incorporated herein by reference and the appurtenances thereon or thereto, together with the exclusive right to explore, prospect, drill, develop, mine, mill, refine, store, and dispose of minerals and receive the proceeds thereof from the leased claims. It is the intent of the parties that this grant be exhaustive of all of **Lessor's** rights associated with the ***Claims*** and shall include, but not be limited to, any other rights to the ***Claims*** of whatsoever nature or kind that **Lessor** may possess on the ***Effective Date*** of this ***Lease.***

A. Exclusive Rights

This grant includes the exclusive, complete and unrestricted right to enter, occupy, use, prospect, drill, sample, tunnel, evaluate, and control the ***Claims*** in accordance with the ***Purpose*** of this ***Lease***, together with the right to explore for, develop, mine (by open pit, strip, underground, solution mining or any other method,

including, but without limitation any method hereafter developed), extract, mill, store, process, remove and market from the ***Claims*** all ***Mineral Products*** and the right to place thereon, construct, use and remove such structures, facilities, equipment, roadways, haulageways and such other improvements as **Lessee** may deem necessary, useful or convenient in conducting its operations when or where in **Lessee's** sole judgment it is reasonably useful or necessary to do so and to use and consume, for stockpiles, waste dumps, tailings impoundments, rock or ore in connection with exploration, evaluation and development, so much of the ***Claims*** as may be reasonably necessary, useful or convenient for the full enjoyment of the rights herein granted.

B. Uses of *Claims*

Lessor hereby further grants **Lessee** the exclusive right to use structures, facilities, equipment, non-public roadways, haulageways and all other appurtenances installed on the ***Claims*** for the additional purposes of exploring for, developing, mining, producing, removing, treating or transporting ***Mineral Products*** from adjoining or nearby property including, without limitation, property located outside the ***Area of Interest*** owned or controlled by **Lessee** and the right to mine and remove ***Mineral Products*** from the ***Claims*** through or by means of shafts, openings or by pits that may be made in or upon adjoining or nearby property.

C. Commingling

After ***Mineral Products*** have been sampled and weighed or measured by volumetric survey, truck factors or any other industry-wide standard manner as will permit the computations of royalty to be made hereunder, **Lessee** may mix the same with ores, minerals, or products from lands other than the ***Subject Property***.

D. Combined Operations

Lessee's operations hereunder, together with its operations on such adjoining or nearby properties may be conducted as a single mining operation, to the same extent as if the ***Claims*** and all such other properties constituted a single tract of land.

E. Stockpiles

Lessor further grants to **Lessee** the right, at any time during the ***Term*** of this ***Lease***, to stockpile ***Mineral Products*** on the ***Claims***. The stockpiling of ***Mineral Products*** on the ***Claims*** shall not be deemed a removal or shipment thereof requiring payment of royalty thereon. **Lessee** shall have the right to stockpile ***Mineral Products*** off the ***Claims***; provided, however, that upon termination of this ***Lease*** **Lessee** shall, at its option do one of the following:

- Return such stockpiled ***Mineral Products*** to the ***Claims***,
- Pay **Lessor** the royalty due on such stockpiled ***Mineral Products*** pursuant to this ***Lease***; or
- Convey to **Lessor** title to such stockpiled ***Mineral Products*** and the lands on which they are stockpiled sufficient to permit **Lessor** to leave such stockpiled ***Mineral Products*** thereon thereafter.

F. Tailings

Lessee is further hereby granted the right to reprocess all tailings owned by **Lessor** from previous operations conducted on the ***Claims***. Applicable royalty rates will be paid for all ***Mineral Products*** recovered in such a tailings reprocessing operation.

G. Area of Interest

The leased premises hereby granted also includes all land or rights owned or hereafter acquired by **Lessee** adjacent to or within three miles of the ***Claims*** hereby granted. All interests that either **Lessor** or **Lessee** acquires, during the ***Term*** of this ***Lease*** within the said ***Area of Interest***, together with the ***Claims***, shall be the ***"Subject Property***."

Notwithstanding the foregoing, nothing contained herein shall be deemed to prevent the **Lessor** from locating new State of Alaska mining claims as an agent for or on behalf of third parties to this **Lease**; *provided, however,* **Lessor** shall advise **Lessee** prior to entering into any agreement with such third party as to the Township within which the claim locations will take place, in which case **Lessee** will have thirty (30) days from the date of notice within which to consent to such locations or object to them.

If **Lessee** consents to such locations, the Township in question shall be deemed removed from the **Area of Interest,** and shall not be subject to this **Lease.** Consent shall not be unreasonably withheld. If **Lessee** objects to such locations, in whole or in part, **Lessee** shall, within sixty (60) days of the date of notice, locate State of Alaska mining claims covering that part of the said Township for which an objection had been made. Such new claims shall become part of the ***Subject Property***. **Lessee** shall be deemed to have consented to the release from the ***Area of Interest*** portions of the Township specified in the notice from **Lessor** that are not made subject to State of Alaska mining claims within sixty (60) days of the date of notice.

Lessee agrees to execute such documents as may be necessary to carry out the purposes of this subsection G.

H. Abandonment of Additional Claims

If **Lessee** owns or acquires additional mining claims within the ***Area of Interest*** in its own name and thereafter elects to abandon its interest in such claims, **Lessee** agrees to quitclaim its interest in any such claims to **Lessor** upon **Lessor's** request after due notice from **Lessee**.

I. Simultaneous Operations

- **Lessor** reserves the right to conduct operations on the ***Claims*** for his own benefit at all times during the term hereof. This said ***Right of Simultaneous Operations*** shall be limited to operations involving the movement of less than 250 tons of mineralized material per year. The Parties shall cooperate for the purpose of minimizing interference with each other's operations on the ***Subject Property***.
- **Lessee** shall have the right, between January 1 and March 1 of any year during the ***Term*** of this ***Lease***, to purchase the foregoing ***Right of Simultaneous Operations*** from Lessor for **EIGHT HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($875,000.00)**; *provided, however,* that said sum shall be reduced by **SEVENTY-FIVE THOUSAND DOLLARS ($75,000.00)** per year beginning on the first anniversary of the ***Effective Date***.
    - The Payments provided for in this section may be made in three equal annual installments.
    - **Lessor** shall have the right to continue operations under this section until such time as the final payment is made unless the **Parties** hereto otherwise agree in writing.

- In Addition, **Lessee** shall pay **Lessor** an amount equal to the ***Fair Market Value*** of all gold contained in the tailings remaining on the ***Subject Property***.

III. REPRESENTATIONS AND WARRANTIES

A. Mutual Assurances

Each Party hereto represents to the other that, as of the ***Effective Date***:

- It is qualified to do business in the State of Alaska;
- All actions required to enter into and perform this ***Lease*** have been properly taken;
- It is not in breach or violation of any other Lease or obligation by entering into or performing this ***Lease*** or any transaction contemplated by this ***Lease***;
- This ***Lease*** has been duly executed and delivered;
- This ***Lease*** is a legal, valid and binding obligation enforceable in accordance with its terms;
- It has no knowledge of any suits, actions, prosecutions, investigations or proceedings, actual, pending or threatened, that relate to or would have an adverse effect on the ***Claims***; and
- It has no knowledge regarding third party interests or claims of interest in the ***Claims***.

B. Environmental Conditions

1. Lessor's Representation

Lessor represents that to the best of its knowledge, information and belief, there are: **a)** no other toxic or hazardous substances on the ***Claims***; **b)** no other discharges of

toxic or hazardous substances on the ***Claims*****; c)** no other investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the ***Claims*** under any law or regulation dealing with the control of toxic or hazardous materials; and **d)** no other investigations or proceedings by any federal, state or local government or agency thereof that might lead to the listing of any lands comprising the ***Claims*** under any law or regulation dealing with the cleanup or remediation of the environment or for damage to the natural resources.

2. Lessee's Undertaking

Lessee specifically assumes responsibility for all actions taken by it, its employees, contractors and consultants for any environmental liabilities created by **Lessee** during its occupancy and possession of the ***Claims***.

C. Lessor's Additional Representations

Lessor further represents and warrants that as of the ***Effective Date***:

- He is in exclusive possession of the ***Claims*** and has good and marketable title to the ***Claims*** and all rights to ***Mineral Products*** thereon or therein, free and clear of all mortgages, liens, charges, pledges, security interests, prior claims or adverse claims whatsoever; the ***Claims*** have been properly located and monumented; location and any required validation work has been properly performed; location notices and certificates have been properly and timely recorded or filed; all filings required to maintain the ***Claims*** in good standing, including evidence of location and assessment work, or the equivalent thereof, under applicable law have been properly made; all assessment work required to hold the ***Claims*** has been properly performed (or deferred or excused) through the assessment year ending

September 1, 2004; and all required affidavits of assessment work have been properly and timely filed.

- The ***Claims*** are not subject to any royalties other than statutory royalties payable to the State of Alaska and the royalties payable to **Lessor** set out herein.
- All rentals, royalties and other payments to the State of Alaska or to any other entity that are required to be paid to hold the ***Claims*** in good standing through August 31, 2004 have been paid in a timely manner and any documents that are required to evidence the foregoing have been properly and timely recorded in the appropriate offices.
- The ***Claims*** constitute all of the land within the ***Area of Interest*** to which **Lessor** has any right, title or interest.

D. Waiver

A breach of any one or more of the representations and warranties in this ***Lease*** may be waived by the Party in whose favor they are given in whole or in part at any time without prejudice to that Party's rights in respect of any other breach of the same or any other representation or warranty.

E. Failure of Title

Lessor hereby transfers all its rights to the use and the occupancy of the ***Claims*** on the terms and obligations expressed herein. It is understood and agreed that if **Lessor's** title should fail as to any portion of the ***Claims*** embraced in this ***Lease***, the royalty and other payments provided for herein, if any, shall not be applicable to such portion of the ***Claims*** as to which title has failed.

F. Less than 100% Ownership of Mineral Estate

Without impairment of **Lessee's** rights arising from this ***Lease***, if the ***Claims*** include less than the entire 100% undivided mineral estate and associated surface rights, whether such lesser estate is expressly set out herein or not, then all ***Production Royalties*** to be paid pursuant to this lease shall be reduced proportionately.

G. Representations and Warranties to Survive Termination

The representations and warranties set forth in this Section shall survive the termination of this ***Lease***.

IV. TERM

A. The Primary Term

Subject to the other provisions herein contained, this lease shall extend for a period of ten (10) years from the date hereof and as long thereafter as **Lessee** pays **Lessor** the ***Minimum Royalties*** provided for herein; *provided, however,* the ***Term*** of this **Lease,** including any extensions thereof, shall not exceed the maximum ***Term*** allowed by AS 34.027.010 *et seq.*

B. Renewals

If, at the end of the primary term, or at any time thereafter, minerals are not being produced, this **Lease** may be extended by serving written notice to **Lessor** of **Lessee's** election to renew the lease for an additional ten-year term, not less than thirty (30) days prior to the end of the primary term.

V. PAYMENTS TO LESSOR

A. Signing Bonus

Lessee has paid to **Lessor** a signing bonus of **TWENTY-FIVE THOUSAND DOLLARS ($25,000.00)**, as a lease bonus upon execution of this **Lease**, receipt of which is hereby acknowledged by **Lessor**. In addition, **Lessee** agrees to pay to **Lessor** an additional **TWENTY THOUSAND DOLLARS ($20,000.00)** on or before the third anniversary of the ***Effective Date***; *provided, however,* this obligation shall be deemed satisfied **if, Lessee** makes certain upgrades to the existing airstrip and existing trail to the minesite as more fully described in Exhibit B attached hereto and incorporated herein by reference.

B. Minimum Royalties

1. Minimum Royalty Amount

On the ***Effective Date*** of this ***Lease*** and on each and every anniversary thereof, during the ***Term*** of this ***Lease***, including any extensions thereof, **Lessee** shall disburse to **Lessor** the following ***"Minimum Royalty:"***

• On or before the first anniversary of the ***Effective Date***:	$25,000.00
• On or before the second anniversary of the ***Effective Date***:	$50,000.00
• On or before the third anniversary of the ***Effective Date***:	$75,000.00
• On or before the fourth through the tenth anniversaries of the ***Effective Date***:	$100,000.00
• On or before each subsequent anniversary of the ***Effective Date***	$125,000.00

2. Recoverability

Any ***Minimum Royalties*** paid to **Lessor** under this section shall be recoverable from ***Production Royalties*** otherwise payable during the following twelve (12) months. **Lessee** will receive no other credit against ***Production Royalties*** that may thereafter

become due and payable. If a ***Production Royalty*** becomes due and payable during the year immediately following the payment of a ***Minimum Royalty***, the ***Minimum Royalty*** payment so made shall be a credit against the ***Production Royalty*** payment then due and **Lessor** will be entitled to the ***Production Royalty*** net of the said ***Minimum Royalty*** payment.

C. Production Royalties

1. For Precious Metals

Lessee shall pay **Lessor** a ***Net Smelter Return*** royalty on all precious ***Mineral Products*** produced and sold from the ***Subject Property*** based upon the following schedule. If the ***Fair Market Value*** of gold is:

less than $450/oz ....3.0% NSR

$450 per ounce or more...4.0% NSR

2. For all other Mineral Products

Lessee shall pay Lessor a *Production Royalty* equal to four percent (4%) of the *Net Smelter Return* on all other *Mineral Products* produced and sold from the *Subject Property.*

3. Right to Repurchase *Production Royalty*

Lessee shall have the option to purchase one percent (1.0%) of **Lessor's** ***Production Royalty***, at any time, for the sum of **ONE MILLION DOLLARS ($1,000,000.00).** If the foregoing option is exercised, **Lessee** shall have the right to purchase an additional one percent (1%) of **Lessor's *Production Royalty*** for an additional **THREE MILLION DOLLARS ($3,000,000.00)**

D. Manner of Payment

1. *Production Royalty* Payments

Payments shall be made by check or wire transfer paid to the order of **Lessor** at a bank to be designated by **Lessor**. **Lessor** shall be responsible for severance taxes, mining license fees, excise taxes or other taxes levied upon **Lessor's** portion of production of precious metals. **Lessee** shall have the right, but not the obligation, to file returns and make payments to the State of Alaska on behalf of itself and Lessor in accordance with the provisions of AS.38.05.212 in order to keep the ***Claims*** in good standing. Any such payments so made on behalf of Lessor shall be a credit against any subsequent ***Production Royalties*** due Lessor.

2. Payments to Successor Lessors

In the event of a transfer of all or a portion of **Lessor's** right to receive ***Minimum Royalties*** and ***Production Royalties*** hereunder whether by assignment, conveyance, bequest or descent and distribution, **Lessee** shall, make payments by check or, at **Lessee's** option, by electronic transfer payable to such successor assignee, legatee, devisee, or distributee.

3. Disputes

Should the identity of any payee entitled to receive a payment provided for herein be undetermined or disputed, **Lessee** may retain so much of such payment as is in dispute, without obligation to pay interest, until such interest is finally determined or until a court of competent jurisdiction approves the ultimate disposition of such payment.

4. Erroneous or Ineffective Payments

In the event that any payment is alleged to be ineffective or erroneous in any regard, whether the same shall be due **Lessor** or any successor or assign, this **Lease** shall not terminate but shall be maintained in the same manner as if such erroneous or ineffective payment had been properly made, provided that the erroneous or ineffective payment is corrected within thirty (30) days after receipt by **Lessee** of written notice from **Lessor** of such error accompanied by such instruments as are necessary as to enable **Lessee** to make proper payment.

5. Disbursements

Lessee shall disburse to **Lessor** all royalties due from the disposition of ***Mineral Products*** produced from the ***Subject Property*** during the preceding month, not later than thirty (30) days following the end of each calendar month during the ***Term*** of this ***Lease***. Such disbursals shall first accrue on the last day of the calendar quarter following the date of initial production, as determined by the Alaska Department of Natural Resources under the provisions of Alaska Statutes 43.065.010(b), as the same may be amended from time to time. All disbursals provided for in this Section shall be accompanied by a report detailing how any royalty has been calculated. **Lessor** shall have the right to challenge any such disbursal for a period of one year after receipt of the associated report; thereafter, if the disbursal is not challenged, it shall be deemed final for all purposes.

6. Lessor's Right to Demand an Audit

Lessor at any time may demand an audit of **Lessee's** books and records relevant to the calculation of such royalty, which audit shall be at **Lessor's** sole expense unless the

audit determines the amount paid **Lessor** was more than ten percent (10%) less than the amount due under this **Lease**, in which case, the audit shall be at **Lessee's** sole expense.

VI. OPERATIONS

A. Conduct of Operations

During the ***Term*** of this **Lease, Lessee** will perform all acts and do all things consistent with the ***Purpose*** of this **Lease** including:

- Conducting all of its operations on the ***Subject Property*** in a sound and minerlike manner.
- Maintaining adequate Workers' Compensation Insurance;
- Carrying public liability insurance in an amount not less than two million dollars ($2,000,000);
- Naming **Lessor** as an additional insured on such liability policies and providing **Lessor** with proof of such insurance upon request;
- Obtaining all licenses, permits and bonds required by law for the use of or operations on the ***Subject Property***; and
- Reclaiming the ***Subject Property*** from the effects of **Lessee's** activities to the extent required by applicable law.

B. Assessment Work

Lessee shall pay such fees, including but not limited to rental payments to the State of Alaska, and perform such acts and obligations and make such filings as may be required to maintain the ***Subject Property*** in good standing in compliance with all applicable laws and regulations and shall provide to **Lessor** evidence of such payments

and such acts, obligations and filings not later than each August 1 following the ***Effective Date*** of this **Lease**.

If this **Lease** is terminated at any time prior to June 1 of any ***Mining Year***, **Lessee** shall be relieved from doing the assessment work or making payments in lieu thereof for the ***Mining Year*** in which such cancellation occurs.

C. Right of Lessor to Intercede

If **Lessee** fails to pay any money when due or to perform any required annual labor or file any required documents and provide **Lessor** with evidence thereof by each August 1 after the ***Effective Date*** of this **Lease**, **Lessor** shall have the right i) to give **Lessee** written notice of the alleged failure and, thereafter, ii) to enter on the ***Subject Property*** and make the required payments, perform the required annual labor, or file the required documents at **Lessee's** expense.

D. Amendments and Relocations

Lessee may amend or relocate the ***Claims*** that form part of the ***Subject Property*** or leases thereon as well as such prospecting Claims or mining claims which it may hereafter locate within the ***Area of Interest*** and locate any fractions resulting from such amendments or relocations in **Lessee's** name. This right also includes the right to convert State of Alaska mining claims to upland leases in accordance with the provisions of Alaska Statutes 38.05.205(c), as the same may be amended from time-to-time. All rights so acquired by **Lessee** shall be part of the ***Subject Property*** for all purposes of this ***Lease***.

E. Lessor to Cooperate

Lessor agrees to cooperate with **Lessee** and to take such reasonable actions, execute and deliver such reasonable documents, and otherwise provide such reasonable

assistance as may be useful or necessary to permit **Lessee** to comply with the provisions of this Section.

F. Operations Reports

During the exploration and development phase of the project, **Lessee** shall from time-to-time, but not less frequently than annually, give **Lessor** a written report of its operations and expenditures under this ***Lease*** including copies of all geologic data, including interpretations thereof, not previously provided to **Lessor**. The reports provided for herein shall be delivered not later than the thirtieth (30th) day following each anniversary of the ***Effective Date***.

G. Right to Inspect *Subject Property*, Books and Records

Lessor and its authorized agents shall, at **Lessor's** sole risk and expense, have the right to inspect the ***Subject Property*** and such books and records relating to operations being conducted on the ***Subject Property*** wherever they may be found, for the purpose of confirming that **Lessee** is complying with its obligations under this ***Lease***. All such inspections shall be i) made upon reasonable prior notice to **Lessee**, ii) conducted in a reasonable manner, conforming to such of **Lessee's** rules and regulations as are generally applicable to **Lessee's** employees as well as all requirements of law, and iii) carried out in such a manner as not to interfere with **Lessee's** operations.

H. Lessor to Treat Information as Confidential

Lessor agrees to treat as confidential all information, reports, and data that it may acquire as a result of the exercise of the foregoing rights during the ***Term*** of this ***Lease***, as the same may be extended from time-to-time.

VII. Taxes

Lessee shall pay, during the term hereof, such taxes as are levied against the ***Subject Property*** resulting from **Lessee's** operations thereon, including real property taxes, if imposed. Taxes on minerals in place, if imposed, shall be borne by the Parties in proportion to their respective interest. Taxes imposed by the State of Alaska on income derived from mining operation shall be borne by the party receiving income, whether such income is derived from production or royalties. Each party shall be responsible for its own federal income taxes. If **Lessee** is able to obtain state tax (non-income tax) benefits related to its activities on the property, said benefits, wherever legally possible, will apply to the royalty paid to **Lessor**.

VIII. INDEMNIFICATION

A. Pre-Lease Liability

Each Party hereto shall defend, indemnify, and hold the other, its directors, officers, employees and agents and those of its ***Affiliates*** harmless from all costs, liability, loss, damage, claim, expense or contribution, including reasonable attorneys' fees, arising out of or related to any breach of any representation contained in this **Lease**.

Except as specifically provided herein, neither Party shall have any liability or obligation of any kind to the other for the reclamation or remediation of any environmental or other condition on or relating to the ***Subject Property*** arising from or related to any exploration, mining activities or other activity or use of the ***Subject Property*** prior to the ***Effective Date***.

B. Liability of Lessee after Effective Date

Lessee shall assume all risk of loss, death, or injury to property or person, which may arise out of or in connection with any accident that may occur on the ***Subject Property*** after the ***Effective Date***. **Lessee** shall indemnify, defend and save harmless **Lessor**, its directors, officers, employees and agents, and those of its ***Affiliate***s:

- From all claims, demands, suits, judgments, costs, and expenses on account of any loss or injury, except to the extent that such loss or injury was caused by the negligent conduct of **Lessor,** its agents, representatives or employees; and
- From any liability arising from requirements, levies or fines of any type by any local, state or federal governmental bodies which are incurred by **Lessee** as a result of **Lessee's** operations, actions or omissions on the ***Subject Property***, including any violation by **Lessee** of applicable provisions of federal, state or local law intended to protect the environment.

C. Lessor's Negligence

Lessor shall indemnify, defend and save harmless **Lessee**, its directors, officers, employees and agents, and those of its ***Affiliate***s, from all claims, demands, suits, judgments, costs and expenses on account of any loss or injury to the extent that such loss or injury was caused by the negligent conduct of **Lessor**, its agents, representatives or employees or those of its ***Affiliates***.

IX. DEFAULT

In the event of a material default by **Lessee** under the provisions of this ***Lease***, **Lessor** shall have the right at any time to give written notice of the default to **Lessee**.

- **Lessee** shall have sixty (60) days after the date such notice is received within which i) to commence and diligently pursue remediation of such default or ii) to contest the claim by submitting it to arbitration;
- If **Lessee** fails to contest or commence and diligently pursue remediation of such default within sixty (60) days after receipt of such notice, **Lessor** may elect to terminate this ***Lease***, in which case **Lessee** shall promptly convey all of its right, title, and interest in the ***Subject Property*** to **Lessor**;
- If **Lessee** contests the alleged default and is found by an arbitration panel to be in default, it shall commence and diligently pursue remediation of the default within sixty (60) days after the decision is rendered; or
- If **Lessee** fails to complete remedial action diligently, **Lessor** may terminate this ***Lease***, in which case **Lessee** shall promptly convey all of its right, title, and interest in the ***Subject Property*** to **Lessor.**

If **Lessor** alleges a breach of any obligation of **Lessee** under this **Lease,** and **Lessee**, in good faith, disputes the allegation, **Lessee** shall be allowed to exercise its rights and duties under this **Lease**, including the right to extend the ***Term*** of this **Lease** and the right to expand or contract its operations as it, in its sole discretion sees fit, until such time as the said dispute is finally resolved and the time for filing an appeal has lapsed.

X. ARBITRATION

Any dispute arising out of this ***Lease***, not resolved by the Parties within Sixty (60) days from the date on which either Party notifies the other of such dispute, shall be

decided finally by arbitration before three arbitrators in Anchorage, Alaska under the Commercial Arbitration Rules of the American Arbitration Association then in effect.

- Such notice shall appoint a qualified arbitrator.
- Within ten (10) days of the receipt of such notice, the other Party shall appoint a qualified arbitrator and the two arbitrators so named shall, within ten (10) days of the appointment of the second, appoint the third.
- If the responding Party fails to appoint a qualified arbitrator within the specified period, the matter shall be deemed resolved against that Party.
- If the two arbitrators so appointed cannot agree upon the third qualified arbitrator within the specified period, either Party may apply to have the third arbitrator designated by the Association.
- Each arbitrator shall be an individual qualified by training or experience in the subject matter under dispute.
- No discovery shall be available.
- Each Party shall bear its own costs in the arbitration.
- Each Party shall bear the costs of the arbitrator appointed by such Party and the costs of the third arbitrator shall be borne equally by each of the Parties.
- The arbitrators shall enter their award within forty-five (45) days following the appointment of the third arbitrator.
- The award shall be binding on each of the Parties and its ***Affiliates*** and may be enforced in any court having jurisdiction over the person or property of any Party against which enforcement of the award is sought.

XI. RELEASE AND TERMINATION

A. Termination

Lessee may terminate this ***Lease*** and its performance hereunder at any time by tendering the ***Claims***, together with such additional interests as **Lessee** may have acquired within the ***Area of Interest*** during the ***Term*** of this ***Lease***, to **Lessor** by conveying all right, title, and interest it may have in the ***Subject Property*** to **Lessor**.

B. Partial Release

Lessee expressly reserves the right to release, cancel, terminate or surrender all or any portion of the rights and interest granted herein in and to all or any portion of the ***Subject Property*** at any time and from time to time during the ***Term*** hereof by giving **Lessor** at least ten (10) days prior written notice.

C. Royalties Earned

All ***Minimum Royalty*** payments that are due and payable to **Lessor** prior to notices of such release or surrender shall be deemed as earned and may be retained by **Lessor**.

D. Form of Release

The document by which **Lessee** conveys its interest in the ***Subject Property*** to **Lessor** shall be in the form of a quitclaim deed and shall provide for title, free and clear of any liens or other encumbrances created or arising as a result of **Lessee's** possession and ownership of an interest in the ***Subject Property***.

E. Surviving Obligations

Except for those obligations which by their terms survive this ***Lease*** and those obligations the due date or incurrence of which precede the actual date the deed is

received by **Lessor**, upon conveyance of **Lessee's** interest in the ***Subject Property*** to **Lessor** pursuant to this Section, **Lessee's** obligations under this ***Lease*** shall terminate.

F. Removal of Property, Abandonment

Upon conveyance of all of **Lessee's** interest in the ***Subject Property*** to **Lessor** pursuant to this Section, **Lessee** shall have the right, at its own risk and expense, to remove from the ***Subject Property*** or notify **Lessor** of its intent to abandon, at any time within one year, all fixtures, personal property and improvements which **Lessee** has erected or placed thereon; provided however, that to the extent that such personal property may include valuable ***Mineral Products*** they shall not be removed until the royalties thereon provided for in this ***Lease*** have been paid; and provided further, any such fixtures, personal property (including waste products) and improvements abandoned or not removed following the first anniversary of the said reconveyance may, at **Lessor's** discretion, be retained by **Lessor** as its own property.

G. Reclamation

Nothing contained herein shall be construed to preclude **Lessee** from having all reasonable access to the ***Subject Property*** in order to perform and complete such reclamation and monitoring as may be required by law, even though the said period of reclamation may exceed one year after termination.

H. Watchman

Lessee, at its own risk and expense, may post watchmen on the ***Subject Property*** during such one year period; provided, however that nothing contained in this ***Lease*** shall be construed to prevent **Lessor** from assuming immediate possession and control of the ***Subject Property*** for the purpose of conducting mineral exploration and development

activities thereon or conveying the ***Subject Property*** to third parties so that they may conduct such activities.

I. Cooperation Between the Parties

Lessee shall make such reasonable accommodations with **Lessor** concerning the location and relocation of personal property left on the ***Subject Property***, but not abandoned by **Lessee**, so as not to interfere with the use of the ***Subject Property*** by **Lessor** as set forth in this Section; provided however, that if **Lessee** fails or refuses to relocate any such items within a reasonable time after notice to do so has been received by **Lessee,** such personal property may be relocated by **Lessor** at **Lessee's** expense.

J. Property to Be Left in Safe Condition

Upon conveyance of **Lessee's** interest in the ***Subject Property*** to **Lessor** as herein provided, all permanent structures on the ***Subject Property*** used or constructed and abandoned or not removed by **Lessee,** will be left in a neat, clean, and safe condition and will become the sole property of **Lessor**. Prior to such conveyance, **Lessee** will close all openings and shafts that it has constructed or used during the ***Term*** of this ***Lease*** and fence off the same unless otherwise agreed in writing between the Parties. Failure of **Lessee** to fulfill this obligation by the date of conveyance shall constitute authorization for **Lessor** to do so at **Lessee's** expense.

K. Technical Information

Lessee agrees to make available to **Lessor** all exploration data acquired under this **Lease** if this **Lease** is abandoned or terminated. Such information will be made available at a convenient time and place agreed by the Parties not later than sixty (60) days after termination.

XII. LIENS

A. Liens Prohibited; Exception

Neither **Lessee** nor **Lessor** shall permit or create a mortgage, lien or other encumbrance upon the ***Subject Property*** during the ***Term*** hereof, except that **Lessee** only shall have the right to encumber its interest under this ***Lease*** for the purposes of financing mining operations hereunder. **Lessee** agrees to post appropriate notices to contractors and materialmen on the ***Subject Property*** advising them of the non-liability of **Lessor** for work performed and materials provided to the site.

B. Duty of Prompt Removal

In the event a mortgage, lien, or other encumbrance is attached to the ***Subject Property*** for reasons other than financing the mining operations thereon, the party against whom the same is directed shall promptly cause the removal of same, and upon failure to do so, the other party may pay the sums legally necessary to discharge said mortgage, lien or encumbrance and recover such sums from the affected party.

C. Liens on Royalties

Nothing contained herein shall prohibit **Lessor** from creating a mortgage, lien or other encumbrance upon **Lessor's** royalty interest as provided by this agreement.

D. Subrogation

Lessor agrees that **Lessee**, at its option, may discharge any tax, mortgage, lien or other encumbrance legally imposed or existing against the ***Subject Property***, either in whole or in part and in such event, unless such encumbrance was caused or created by **Lessee**, then **Lessee** shall be subrogated to such encumbrance with the right to enforce

the same and apply the royalties and payments accruing hereunder toward satisfying same.

XIII. ASSIGNMENTS

A. Rights and Obligations of Parties Unchanged

The rights and obligations of either Party hereunder may be assigned in whole or in part, and the provisions hereof shall extend to its heirs, successors and assigns; *provided, however,* any change or division in ownership of the ***Subject Property*** shall neither enlarge the obligations nor diminish the rights of **Lessee**.

B. Royalty Payments to Designee

In the event of change of the ownership of the ***Claims*** or ***Royalty*** interest herein, payments to be made hereunder shall be paid to a single entity designated by **Lessor** who shall be responsible for redistribution of such amounts as may be due.

C. Notice of Change

Any change or division in such ownership, however accomplished, shall not be binding on **Lessee** until sixty (60) days after Lessee has been furnished with a certified copy of the recorded instruments evidencing such change or division of ownership.

D. Ongoing Obligations

If an assignment is to an ***Affiliate***, the assigning Party shall remain a guarantor of the ***Affiliate***'s performance under this ***Lease***. If an assignment is to a person or entity that is not an ***Affiliate***, this ***Lease*** may be assigned only after obtaining the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld; *provided, however,* that the proposed assignee shall first agree in writing for the benefit of the non-assigning Party to be bound by the terms and conditions of this ***Lease*** and

shall be able to demonstrate to the reasonable satisfaction of the non-assigning Party that the proposed assignee has the financial capability to assume the said obligations.

XIV. NOTICES

All payments, notices and other communications to either Party shall be in writing and delivered personally, sent by certified or registered prepaid mail return receipt requested, sent by telecopier, sent by courier or sent by any other means providing for receipt of the communication in written form. Notices delivered personally, sent by certified mail or registered mail, or sent by courier shall be effective on the next business day after the date of actual delivery. Notices sent by telecopier shall be effective on the next business day after the day of transmission, if the sending Party has received electronic confirmation of successful transmission. Until a change of address is given in accordance with the provisions of this Section, notices shall be addressed to **Lessor** and **Lessee**, respectively:

If to **Lessor:**

Ben Porterfield
P. O. Box 112527
Anchorage, AK 99511
Phone No.: (907) 345-4143
Fax No.: (907)

With copies to:

J. P. Tangen
Attorney at Law (P.C.)
1600 A Street, Suite 310
Anchorage, AK 99501
Phone No.: (907) 222-3985
Fax No.: (907) 274-6738

If to **Lessee**:

AngloGold Ashanti (USA) Exploration Inc.
ATTN: Jeff Pontius, Exploration Manager, North America
7400 East Orchard Road, suite 350
Greenwood Village, CO 80111
Phone No: (303) 889-0703
Fax No.: (303) 889-0792

XV. FORCE MAJEURE

A. Delays

If **Lessee** shall be prevented by ***Force Majeure*** from timely performance of any obligations, other than the obligation to pay money and the obligation to keep the ***Claims*** in good standing, arising under this ***Lease***, the failure shall be excused and the period for performance shall be extended for a period equal to the duration of the condition constituting ***Force Majeure***. **Lessee** shall promptly give **Lessor** notice of commencement and termination of ***Force Majeure***. **Lessee** shall use reasonable diligence to remove ***Force Majeure*** but shall not be required to institute legal proceedings, settle any labor dispute, or challenge the validity of any law, regulation, action or inaction of government.

XVI. DEFINITIONS

Unless context demands otherwise, for the purposes of this agreement, the following terms shall be defined as follows:

A. *Affiliate*

"Affiliate" shall mean any person, partnership, joint venture, corporation, or other form of enterprise that directly or indirectly controls, or is controlled by, or is under common control with, a Party to this **Lease**. ***"Control"*** shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

B. *Area of Interest*

The area within three (3) miles of the outer perimeter of the ***Claims***, exclusive of those lands owned by Doyon Limited and such other lands as may be agreed in writing by the parties, shall be the "***Area of Interest.***"

C. Claims

The ***"Claims"*** shall mean those certain state owned by **Lessor** and located in the State of Alaska, all as more particularly identified on Exhibits.

D. Effective date

"***Effective Date***" shall mean the last date on which this **Lease is** executed.

E. Fair Market Value

The ***Fair Market Value*** of ***Mineral Products*** shall be determined on a unit basis as follows:

- Refined gold bullion shall be valued on the basis of the average of the daily London Bullion Brokers Second Gold Fixing for the calendar quarter prior to the deposit of the bullion or proceeds into **Lessor's** account at the refiner's place of business;
- Refined silver bullion shall be valued on the basis of the average of the daily Comex Silver Quotation for the calendar quarter prior to the deposit of the bullion or proceeds into **Lessor's** account at the refiner's place of business;

F. *Force Majeure*

"Force Majeure" shall mean any cause beyond **Lessee's** reasonable control, whether or not foreseeable, including law, regulation, action or inaction of government; inability to obtain in a timely manner and on terms reasonably

acceptable to **Lessee** any public or private license, permit or authorization which may be required for compliance with this ***Lease*** or operations in connection with the ***Subject Property***, including removal and disposal of waters, wastes and tailings and reclamation; fire; explosion; inclement weather (by which is meant unusual weather conditions for the McGrath area); flood; civil commotion; labor dispute; inability to obtain workmen or material; delay in transportation; and acts of God.

G. Mineral Products

Mineral Products shall mean all naturally occurring substances (whether metallic or non-metallic).

H. Minimum Royalty

"Minimum Royalty" shall mean the following sums ~~of Twenty-five Thousand Dollars ($25,000)~~ to be disbursed on each anniversary following the ***Effective Date*** of this **Lease** during the ***Term*** of this **Lease**, including any extensions thereof:

• On or before the first anniversary of the ***Effective Date***:	$25,000.00
• On or before the second anniversary of the ***Effective Date***:	$50,000.00
• On or before the third anniversary of the ***Effective Date***:	$75,000.00
• On or before the fourth through the tenth anniversaries of the ***Effective Date***:	$100,000.00
• On or before each subsequent anniversary of the ***Effective Date***	$125,000.00

I. Mining Year

"Mining Year" shall mean the assessment year of 12 o'clock meridian on the first day of September through 12 o'clock meridian on the first day of the following September.

J. ***Net Smelter Returns***

Net Smelter Returns shall mean the ***Fair Market Value*** of ***Mineral Products***, less, but only to the extent actually incurred or paid by **Lessee**, the following (and only the following), without duplication:

- Charges and costs, if any, for transportation (including related storage and insurance costs) from **Lessee's** mine, mill, or other processing or refining facility on the ***Subject Property*** to the places where the ***Mineral Products*** are sold; plus charges and costs, if any, for transportation (including related storage and insurance costs) of such ***Mineral Products*** from the mine to any contract mill, smelter, mill, or refinery or each of them, if applicable, and from there to the places where such ***Minerals Products*** are sold;
- Smelter or refinery costs and charges, including assaying and sampling costs, umpire charges, and penalties, if any, incurred upon smelting or refining ***Mineral Products***. In the event smelting or refining is carried out in facilities owned or controlled in whole or in part by **Lessee**, or by an ***Affiliate*** of **Lessee**, charges and penalties for such operations shall mean the amount that **Lessee** would have incurred if such operations were carried out at facilities not owned or controlled by **Lessee** then offering comparable services for comparable products on prevailing terms; and
- Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, removal, sales, or disposition of ***Mineral Products*** but excluding any taxes on net income as well as any revenue or net proceeds taxes.

With respect to heap leaching, *in situ* leaching, or other solution mining methods, in determining ***Net Smelter Returns*** there shall be no deduction whatsoever for any processing, recovery, or refining costs incurred up to the point at which the ***Mineral Products*** produced or refined by **Lessee** are obtained, including without limitation the costs of mining, crushing, dump preparation, pad construction and preparation, distribution of leach solutions, or other mining and preparation costs; transportation of solutions or slurries to the refining processes; refining of slurry concentrates; preparation of doré bullion or other refined ***Mineral Products*** for sale to a purchaser or delivery for final treatment by a third party; and the costs of reclamation or other environmental compliance relating to any of the foregoing.

No other costs whatsoever incurred in the beneficiation of ***Mineral Products*** shall be deducted after the first marketable product is produced.

K. ***Production Royalty***

"Production Royalty" shall mean the royalty paid by **Lessee** to **Lessor** in accordance with the provisions of this **Lease.**

L. ***Purpose***

The ***Purpose*** of this ***Lease*** is to afford **Lessee** the reasonable opportunity to enter the ***Claims***.

M. ***Simultaneous Operations***

Simultaneous Operations shall mean those operations conducted on the ***Subject Property*** during the ***Term*** of this ***Lease.***

N. ***Subject Property***

All interests that either **Lessor** or **Lessee** acquires, during the ***Term*** of this ***Lease*** within the ***Area of Interest***, together with the ***Claims***, shall be the ***"Subject Property."***

O. ***Work***

"Work" shall mean the good faith evaluation, exploration or development of the *Subject Property*, whether conducted on or off the *Subject Property*, including, but not limited to:

- Maintaining the ***Claims*** in good standing, by inspecting, posting and reposting the ***Claims***, where in its sole judgment **Lessee** deems it is necessary to do so;
- Paying fees, wages, salaries and travel expenses in Alaska of all persons engaged in ***Work*** and insurance costs relating to the ***Subject Property***;
- Acquisition of additional rights or interests in the ***Subject Property***;
- Searching title and curing title defects;
- Acquisition of public and private permits and authorizations required for operations on the ***Subject Property***, including all costs to acquire or make bonds and deposits to secure or maintain such permits or authorizations and any bond or deposit amount forfeited under circumstances beyond the control of ***Lessee***;
- Conducting geologic mapping, sampling, geophysical evaluations, trenching, drilling, underground development, and other methods of technical evaluation or development of the property;

- Acquiring materials, supplies, equipment, maintenance service, camp operations and other items customarily used in the exploration and development of a mine; and
- Making ***Minimum Royalty*** payments to **Lessor**.

XVII. MISCELLANEOUS

A. Short form of Lease

The Parties to this **Lease** agree to execute a short form lease to enable **Lessee** to record its interest in the ***Subject Property*** without disclosing all of the terms and conditions of **Lease**. The short form lease shall include all terms of conveyance and shall incorporate this **Lease** by reference.

B. Applicable Law

This ***Lease*** shall be governed by the laws of the State of Alaska. **Lessor** and **Lessee** each hereby submit to the exclusive jurisdiction of the federal and state courts in that State.

C. US Dollars

All references to money refer to U. S. Dollars.

D. Entire Understanding

This ***Lease*** contains the entire understanding between the Parties relating to its subject matter and supersedes any prior Leases, commitments, representations, writings, and discussions relating thereto, whether oral or written, express or implied.

E. No Implied Covenants

This ***Lease*** shall not be construed to contain any implied consideration, warranties, representations, or covenants, including any implied obligation of **Lessee** to

explore, mine or otherwise ***Work*** the ***Subject Property***, beyond the specific undertakings set forth herein and is not intended to create any partnership between the Parties.

F. Modifications

No modification or amendment of this agreement shall be effective unless set forth in writing and signed by the Parties herein.

G. Further Documentation

The Parties agree that they will execute such further Leases, conveyances and assurances as the Parties may deem necessary to carry out the ***Purpose*** of this ***Lease***.

H. Binding on Successors and Assigns

This ***Lease*** shall inure to the benefit of and be binding upon the Parties hereto and its respective successors and assigns.

I. Time is of the Essence

Time is of the essence in this ***Lease***.

J. Headings and Subheadings for Convenience Only

The headings and subheadings set forth in this ***Lease*** are for ease of reference only and are not intended to be used in construing the meaning of the provisions hereof.

K. Counterparts

This ***Lease*** may be signed in counter-parts and shall be effective on the latter date signed.

L. Severance

If any part of this **Lease** is found invalid for any reason by a court of competent jurisdiction, that part shall be deemed severed from this **Lease** and will not affect the validity of the remaining parts of this **Lease**.

IN WITNESS WHEREOF, the Parties hereto have executed this agreement, in person or by duly authorized officer, as of the day and year first above written.

LESSOR:

By: ______________________
Ben Porterfield

LESSEE:

AngloGold Ashanti (USA) Exploration Inc.

By: ______________________
Donald C. Ewigleben
President